EXHIBIT 99


        FOR IMMEDIATE RELEASE
                                   Contact:     Delbert L. Seitz,
                                                Chief Financial Officer
                                                or Stanley H. Gray,
                                                Director of Investor Relations
                                                540-896-7001

                                                Gail Price, Director of
                                                Corporate Communication
                                                540-896-0406

        WLR FOODS INC. ANNOUNCES PURCHASE OF NEW HOPE FEEDS INC.
        AND PRODUCTION INCREASES PLANNED FOR THE NEW OPERATION

        Broadway, Virginia, September 29, 1995 - WLR Foods Inc. (NASDAQ: WLRF) today announced the purchase, through a subsidiary, of the chicken processing and production assets of New Hope Feeds Inc. and an
        affiliated company.   The purchase price is expected to be
        approximately $18 million, subject to post-closing adjustments.
        Assets acquired include a processing plant, hatchery, feed mill, grain storage facilities, and inventories.


        The operation currently employs 370 people and contracts with 87 poultry producers and is located 10 miles south of Goldsboro, North Carolina. The new processing plant opened in the spring of 1995 and currently processes 250,000 birds per week. WLR Foods expects to expand production to 650,000 birds per week and employment to 550 people during the next 12 months. This growth will also create the need for additional broiler housing.


        President and Chief Executive Officer James L. Keeler commented, We are excited to welcome New Hope into WLR Foods today. The expansion opportunities this facility gives us will help our company meet increasing customer demand in foodservice and export. These are rapidly growing areas of our business.

        WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler-Longacre(R) and Cuddy Family Farms(R) labels and retail ice under the Cassco(R) label. It is nationally ranked as the second largest turkey processor and the eighth largest poultry company by sales volume and has processing operations in Virginia, North Carolina, West Virginia, and Pennsylvania, close to its major mid-Atlantic markets. Fiscal 1995 annual sales for WLR Foods were $908,776,000, an increase of 25% over fiscal 1994.
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